Exhibit 10.1
February 18, 2022

C. Christopher Gaut
10344 Sam Houston Park Drive, Suite 300
Houston, Texas 77064

Dear Cris,

This letter agreement (this “Agreement”) outlines the terms and conditions of your transition from President and Chief Executive Officer of Forum Energy Technologies, Inc., a Delaware corporation (the “Company”) to Executive Chairman of the Board of Directors (the “Board”) of the Company.

As previously discussed, you will retire from your position as President and Chief Executive Officer of the Company effective as of February 18, 2022 (the “Transition Date”) and continue to serve as Executive Chairman of the Company’s Board on and following the Transition Date. This Agreement outlines the specific terms of your employment through and following the Transition Date.

1.Prior Agreements: You and the Company previously entered into an Employment Agreement dated August 2, 2010, as thereafter amended, and a subsequent Employment Agreement dated February 16, 2018 (collectively, the “Employment Agreements”) as well as a Severance Agreement dated December 19, 2018 (the “Severance Agreement” and, together with the Employment Agreements, the “Prior Agreements”). Until the Transition Date, the Prior Agreements will continue to govern your employment with the Company. Except as expressly set forth herein, the Prior Agreements will be of no further force and effect commencing on the Transition Date and will be replaced and superseded by this Agreement.

1.Base Salary: Effective on the Transition Date, your annualized base salary will be $500,000 (the “Base Salary”). Your Base Salary may be adjusted from time to time by the Board in its discretion and will be paid in substantially equal installments in accordance with the Company’s standard payroll procedures as in effect from time to time.

1.Annual Bonus: You will be eligible to participate in the Company’s annual cash incentive bonus program, as in effect from time to time. For 2022, your target annual bonus will be 100% of your Base Salary earned for the year (including, for the avoidance of doubt, any base salary earned by you in 2022 prior to the Transition Date).

1.Long-Term Incentives:

a.It is not currently expected that you will participate in the Company’s annual long term, equity incentive compensation programs following the Transition Date; however, your previously granted Company equity awards will remain outstanding and eligible to vest in accordance with the applicable plan documents and governing award agreements. Furthermore, any remaining service-vesting conditions on your previously granted Company equity awards will be deemed satisfied and such awards will remain outstanding and eligible to settle in accordance with the governing award agreements without regard to your continued employment with the Company. In addition, you will be granted a Phantom Stock Unit Award covering 33,048 units (the “Phantom Unit Award”), which will vest and be paid to you, less applicable taxes and withholdings, in two equal installments of 50% on each of the first and second anniversaries of the Transition Date, subject to your continued service to the Company through each such vesting date. The Phantom Unit Award will be governed by and subject to the terms of an award agreement to be provided to you under separate cover.

a.In addition, you are hereby granted a cash incentive award in the gross amount of $150,000 (the “Transition Incentive”), which will vest and be paid to you, less applicable taxes and withholdings, in four equal installments. Each installment will be paid to you within 20 days following the each of the four regularly scheduled quarterly Board meetings that follow the Transition Date, subject to your continued employment with the Company through each such payment date. Notwithstanding the foregoing, the Transition Incentive will vest and become payable in full within 30 days following the earlier occurrence of a Change in Control or your termination of service to the Company without Cause or as a result of your death or Disability. As used herein, “Change in Control” and “Cause” have the meanings given to such terms in your Severance Agreement and a “Disability” will be deemed to have occurred on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.

1.Expenses: You will receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by you in performing your duties during your period of employment.

1.Employee Benefits: You and your eligible dependents will continue to have the opportunity to participate in employee benefit plans that may be offered by the Company from time-to-time to executive-level employees. You will also be entitled to paid vacation each year in accordance with the Company’s then-current vacation policy for executive-level employees.

1.Restrictive Covenants: You hereby acknowledge and agree that you are and will continue to be bound by Article III (Protection of Information), Article IV (Statements Concerning the Company), Article VI (Non-Competition Agreement) as amended herein, Article VII (Dispute Resolution), and Article VIII (Certain Excise Taxes) of the Severance Agreement and such covenants are incorporated into this Agreement by reference. Notwithstanding the foregoing, effective as of the Transition Date, the “Prohibited Period,” as such term is used in Article VI of the Severance Agreement, shall mean “the period from the Transition Date through the later of (i) the second anniversary of the Transition Date, and (ii) the one-year anniversary following the end of Executive’s employment with the Company.” Furthermore, in the event of a Change in Control, the restrictions set forth in Section 6.2(a) of the Severance Agreement will immediately be of no further force or effect.

1.Severance: Effective as of the Transition Date, you will no longer be eligible for any severance benefits from the Company or any of its affiliates. You will be employed on an “at will” basis, meaning that either you or the Company can terminate your employment at any time for any reason with or without advance notice. Upon any termination of your employment, you will be entitled to (i) payment of all accrued and unpaid Base Salary through the date of termination, (ii) reimbursement for all incurred but unreimbursed expenses for which you are entitled to reimbursement in accordance with Company policies, (iii) payment of all accrued and unused paid vacation for the calendar year in which your termination occurs, (iv) benefits to which you are entitled under the terms of any applicable benefit plan or program, and (v) is such termination is without Cause or as a result of your death or Disability, payment of any unpaid portion of the Transition Incentive as described in Section 4 above.

1.Miscellaneous. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

Forum Energy Technologies, Inc.

By:/s/ John C. Ivascu
Name: John C. Ivascu Date: February 18, 2022
Title: Executive Vice President and General Counsel

Acknowledged and Agreed:

/s/ C. Christopher Gaut
C. Christopher Gaut Date: February 18, 2022